Exhibit 99.3

RPM Names David C. Dennsteadt as President and Chief Operating Officer

MEDINA, Ohio – July 17, 2026 – RPM International Inc. (NYSE: RPM) today announced that David C. Dennsteadt has been named president and chief operating officer for RPM, effective July 17, 2026.

Dennsteadt joined RPM’s Stonhard business in 1995 as an engineer, holding a variety of leadership roles, ultimately serving as group president of RPM’s Performance Coatings Group (PCG) from 2018 to 2025, where he delivered consistent growth and record results. He was elected RPM executive vice president in 2025, overseeing all corporate administrative functions. His global perspective, gained from years of leadership in Europe and the Middle East and in establishing RPM’s Platform Group approach to strengthening the company’s position in emerging markets, has been instrumental in driving strategic growth across RPM’s portfolio. In his new role, Dennsteadt will add responsibility for strategy and oversight of RPM’s operating groups, as well as corporate development activities. Dennsteadt holds a bachelor’s degree in civil engineering from Rutgers University and an MBA from New York University’s Stern School of Business.

RPM chairman and CEO Frank Sullivan stated, “Dave has consistently demonstrated the leadership and strategic vision that RPM needs as we continue to grow. His impact has gone well beyond PCG by having the foresight to drive greater coordination and efficiency across RPM’s international operations, and create a new approach to shared services, anchored by the centers he established in Mexico and India that now support the entire company. I’m confident he will bring that same discipline and vision to his expanded role as we build a stronger, more connected RPM.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Stonhard, Carboline, FinishWorks, Tremco, Euclid Chemical, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.